Exhibit 99.1

NPS Pharmaceuticals Announces Completion of Patient Randomization in Phase 3 STEPS Study of GATTEX® in Short Bowel Syndrome

Novel first-in-class analog of GLP-2 achieves key development milestone

BEDMINSTER, N.J.--(BUSINESS WIRE)--July 22, 2010--NPS Pharmaceuticals, a specialty pharmaceutical company developing innovative therapeutics for rare gastrointestinal and endocrine disorders, today announced the completion of patient randomization in its Phase 3 registration study of GATTEX® (teduglutide). The double-blind, placebo-controlled safety and efficacy study, which is known as STEPS, is being conducted in patients with parenteral nutrition (PN) dependent short bowel syndrome (SBS) and is now fully randomized with 86 patients.

“The timely completion of randomization in this Phase 3 study marks a significant milestone in our development program for GATTEX in short bowel syndrome,” said Francois Nader, MD, president and chief executive officer of NPS Pharmaceuticals. “Short bowel syndrome can be highly debilitating and negatively impact quality-of-life. We believe GATTEX could represent an important advancement in patient care as a potential first-in-class therapy for reducing parenteral nutrition dependence by rehabilitating the intestine and enhancing nutrient absorption. We look forward to delivering our objective of reporting top line results early next year and filing a New Drug Application with the U.S. Food and Drug Administration as soon as possible thereafter.”

SBS is a rare disorder characterized by the poor absorption of nutrients that typically occurs in people who have had more than 50% of their small intestine removed. A proportion of SBS patients require the use of chronic PN or intravenous feeding to supplement and stabilize their nutritional needs. Given GATTEX’s mechanism of action, which is specific to promoting gastrointestinal rehabilitation, NPS believes it has the potential to treat PN-dependent SBS and other gastrointestinal conditions associated with intestinal failure.

About the STEPS Study

STEPS is an international, double-blind, placebo-controlled Phase 3 registration study to confirm that GATTEX is well tolerated and reduces PN dependence in adult SBS patients. The company believes positive results from STEPS will enable it to seek U.S. marketing approval for GATTEX for patients with PN-dependent SBS.

Eighty-six PN-dependent SBS patients have been randomized in the STEPS study at approximately 35 sites in North America and Europe. The trial includes an initial three to eight week optimization and stabilization period, after which patients are randomized 1:1 to compare daily subcutaneous dosing of 0.05 mg/kg of GATTEX to placebo over a 24-week treatment period.

The primary efficacy endpoint is the percentage of patients who achieve a 20 percent or greater reduction in weekly PN volume at week 20 and maintain that response at week 24, when compared to baseline. The study’s secondary endpoints will evaluate efficacy variables based on reductions in PN volume or the direct effects of improved intestinal absorption of fluid.

Patients participating in STEPS, have the option to enroll in STEPS 2, an open-label continuation study in which all participants will receive up to 24 months of GATTEX therapy. NPS is advancing STEPS and STEPS 2 with the support of its partner Nycomed and the two companies are sharing the external clinical costs for the studies. In 2007, NPS granted Nycomed the rights to develop and commercialize teduglutide outside the United States, Canada and Mexico. NPS retains all North American rights.

About Short Bowel Syndrome

Short bowel syndrome or SBS is a highly disabling condition that can impair a patient’s quality-of-life and lead to serious life-threatening complications. SBS typically arises after extensive resection of the bowel due to Crohn’s disease, cancer or other conditions. As a consequence, SBS patients often suffer from malnutrition, severe diarrhea, dehydration, fatigue, osteopenia, and weight loss due to the reduced intestinal capacity to absorb nutrients, water, and electrolytes. The main treatment for short bowel syndrome is nutritional support, including parenteral nutrition (PN) or intravenous feeding to supplement and stabilize nutritional needs.

Although PN can provide nutritional support for patients whose nutritional status has become compromised, it is also associated with serious complications, such as infections or liver damage, and the risks increase the longer patients are on PN.

There are an estimated 10,000 to 15,000 SBS patients in North America who are dependent on PN, the direct cost of which can exceed $100,000 annually per patient.

About GATTEX® (teduglutide)

GATTEX (teduglutide) is a novel, recombinant analog of human glucagon-like peptide 2, a protein involved in the rehabilitation of the intestinal lining. GATTEX is in Phase 3 clinical development to reduce dependence on parenteral nutrition (PN) in patients with short bowel syndrome (SBS). NPS has reported findings from completed studies in which GATTEX demonstrated a favorable safety profile and reductions in mean PN volume from pretreatment baseline were observed. NPS is also advancing preclinical studies to evaluate teduglutide in additional intestinal failure related conditions.

Teduglutide has received orphan drug designation for the treatment of SBS from the U.S. Food and Drug Administration and the European Medicines Agency.

About NPS Pharmaceuticals

NPS Pharmaceuticals is developing new treatment options for patients with rare gastrointestinal and endocrine disorders. The company is currently advancing two Phase 3 registration programs. Teduglutide, a proprietary analog of GLP-2, is being evaluated as GATTEX® in a Phase 3 registration study known as STEPS for intestinal failure associated with short bowel syndrome and is in preclinical development for chemotherapy-induced gastrointestinal mucositis and other pediatric indications. NPSP558 (parathyroid hormone 1-84 [rDNA origin] injection) is being evaluated in a Phase 3 registration study known as REPLACE as a hormone replacement therapy for hypoparathyroidism. NPS complements its proprietary programs with a royalty-based portfolio of products and product candidates that includes agreements with Amgen, Kyowa Hakko Kirin, Nycomed, and Ortho-McNeil Pharmaceutical.

“NPS” and “NPS Pharmaceuticals” are the company’s registered trademarks. GATTEX® is the company’s registered trademark. All other trademarks, trade names or service marks appearing in this press release are the property of their respective owners.

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks associated to the company’s business include, but are not limited to, the risks associated with any failure by the company to successfully complete its preclinical and clinical studies within the projected time frames or not at all, the risk of not gaining marketing approvals for GATTEX and NPSP558, the risks associated with the company’s strategy, as well as other risk factors described in the company’s periodic filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Form 10-Qs. All information in this press release is as of the date of this release and NPS undertakes no duty to update this information.

CONTACT:
NPS Pharmaceuticals, Inc.
Susan M. Mesco, 908-450-5516
smesco@npsp.com